Exhibit 99.1
NEXCEN BRANDS COMPLETES ACQUISITION OF
THE ATHLETE’S FOOT
New York, NY — November 7, 2006: NexCen Brands, Inc. (“NexCen” or the “Company”) (Nasdaq: NEXC), announced that it has completed its acquisition of The Athlete's Foot®, one of the world’s largest athletic footwear and apparel retail franchise system, with 600 locations in 40 countries. The acquisition includes The Athlete’s Foot® brand name along with the franchisee license agreements in the global retail franchise system.
Robert W. D’Loren, NexCen’s President and Chief Executive Officer, offered: “With The Athlete’s Foot® as the foundation of our retail franchise platform, NexCen is well positioned for additional retail franchise and consumer brand acquisitions in the future.” Mr. D’Loren continued, “We look forward to continued expansion in our three operating verticals, and are confident this is just the beginning of what will be an exciting long-term growth strategy for the company.”
Under the terms of the transaction, NexCen acquired the outstanding equity of The Athlete’s Foot® for $51.5 million of which $9.4 million was funded by issuing approximately 1.4 million shares of NexCen common stock with the balance of the purchase price funded with cash on hand. There is also an earn-out of up to an additional $8.5 million (payable in the same mix of cash and stock) if The Athlete’s Foot® financial results for the year ending December 31, 2006 meet specified performance targets. The Company intends to finance a portion of the cash amount of the purchase price with senior bank debt that it is in the process of negotiating.
Conference Call
The Company will host a conference call to discuss The Athlete’s Foot® acquisition and third quarter earnings on November 9, 2006 at 4:30 p.m. EST. Interested parties may access the call at www.nexcenbrands.com or by telephone at (800) 967-7184 / (719) 457-2633. Please ask for confirmation code 4773809. Replay of this call will be available until December 9, 2006, by calling (888) 203-1112, access code 4773809.
About the Companies
NexCen Brands, Inc. is a brand acquisition and management company focused on assembling a diversified portfolio of IP-centric companies operating in the consumer branded products and franchise industries.

The Athlete’s Foot® is one of the world’s first franchisor of athletic footwear stores and is recognized today as a world leader in athletic footwear and retail franchising. Robert and David Lando opened the first The Athlete’s Foot® store in 1971 in Pittsburgh, Pennsylvania. It was among the first athletic footwear specialty stores in the United States. Soon thereafter, The Athlete’s Foot® began franchising domestically, with the first franchise store opening in Oshkosh, Wisconsin. The first international franchise store opened in 1978 in Adelaide, Australia, the beginning of The Athlete’s Foot® expansion into over 40 countries. Today, The Athlete’s Foot’s® 600 store system is 100% franchise stores.
Financial Results for The Athlete’s Foot® (“TAF”)
For the nine months ended September 30, 2006, TAF generated revenues of approximately $6.8 million, an increase of 3.7% over the same period of the prior year. For the full year of 2006, revenues are expected to range from $9.6 million to $9.8 million, an increase of 4% to 6% over the prior year.
For the full year of 2007, revenues are expected to range from $10.7 million to $11.2 million, an increase of approximately 12% to 15%. TAF is expected to contribute incremental net income to NexCen of $3.8 million to $4.0 million, or approximately $.08 per share for the full year of 2007.
TAF is expecting to open approximately 90 new stores for the full year of 2006 and 110 in 2007, which would bring the total store count to approximately 700 by year-end 2007. Total system-wide store sales is expected to be approximately $360 million for the full year of 2006 and increase by approximately 11% to $400 million in 2007.
Based upon available information as reported by TAF's franchisees, comparable store sales are up 4.7% for the six months ended June 30, 2006 with domestic stores up .5% and international stores up 8.5%.
TAF reported average royalty rates for the nine months ended September 30, 2006 of 2.6% and 1.4%, for domestic and international franchisees, respectively. TAF also reported that average annual sales for individual franchise stores operating at least 12 months are $860,000 and $450,000, for domestic and international locations, respectively. The average store size is 2,500 square feet for a domestic store and 1,000 square feet for an international store.

This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include those regarding expectations for the development of the new IP strategy business, estimates of future financial results for The Athlete’s Foot®, and the Company’s ability to acquire IP and IP centric businesses. When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company’s actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include: (1) we may not be successful in implementing the new IP strategy, (2) we may not be successful in operating or expanding The Athlete’s Foot® or integrating it into our IP business strategy, (3) risks associated with international operations and the operation of a franchise business, which are new operations and operating risks for NexCen, (4) we are likely to face substantial competition in seeking to acquire and market desirable IP and IP centric companies, and competitors may have substantially greater resources than we do, and (5) other factors discussed in our filings with the Securities and Exchange Commission.
For more information on this transaction or on NexCen, please visit our website at www.nexcenbrands.com or contact:
Media Relations:
Marjorie Klein
MKlein Communications
(203) 938-2553
mklein6@optonline.net
Investor Relations:
David B. Meister
NexCen Brands, Inc.
(212) 277-1119
investor_relations@nexcenbrands.com
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